 Exhibit 99.1

Newmont Goldcorp Closes Senior Notes Offering of $700 Million at 2.800%

DENVER, September 16, 2019 – Newmont Goldcorp Corporation (NYSE: NEM, TSX: NGT) (formerly known as Newmont Mining Corporation) (“Newmont Goldcorp” or the “Company”) announced today that it has received aggregate net proceeds of approximately $690 million, after deducting underwriting discounts (before expenses), upon the closing of its registered public offering of $700 million principal amount of 2.800% Senior Notes due 2029.

“The success of our senior notes offering and the positive response from bondholders is a result of the confidence in our capital discipline and the strength of our business over the long term,” said Tom Palmer, President. “The lower-cost capital we raised will be used to pay down the outstanding notes coming due on October 1st while adding liquidity to our already strong balance sheet.”

The Notes are senior unsecured obligations of the Company and rank equally with the Company’s existing and future unsecured senior debt and senior to the Company’s future subordinated debt. The Notes are guaranteed on a senior unsecured basis by the Company’s subsidiary, Newmont USA Limited.

The Company intends to use the net proceeds of this offering for repayment of the Company’s outstanding 5.125% senior notes due October 1, 2019 and any remaining portion for general corporate purposes.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Goldman Sachs & Co. LLC by calling toll-free at 1-866-471-2526, or J.P. Morgan Securities LLC by calling collect at 1-212-834-4533. An electronic copy may also be obtained at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus.

About Newmont Goldcorp

Newmont Goldcorp is the world’s leading gold company and a producer of copper, silver, zinc and lead. Newmont Goldcorp’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont Goldcorp is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. Newmont Goldcorp is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont Goldcorp was founded in 1921 and has been publicly traded since 1925.

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NEWMONT CLOSES DEBT OFFERING	1	NEWS RELEASE

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual events or results to differ materially from future events or results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business, financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Such forward-looking statements may include, without limitation, statements regarding expected use of proceeds from the offering.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions include, without limitation: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont Goldcorp operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. In addition, material risks that could cause actual results to differ from forward-looking statements include: (A) the inherent uncertainty associated with financial or other projections; (B) the prompt and effective integration in connection with the recent business combination by which Newmont acquired Goldcorp Inc. (the “integration”) and the ability to achieve the anticipated synergies and value-creation contemplated by the integration; (C) the outcome of any legal proceedings that may be instituted against the parties and others related to the integration or the Nevada joint venture; (D) the ability to achieve the anticipated synergies and value-creation contemplated by the Nevada joint venture; (E) unanticipated difficulties or expenditures relating to the integration and Nevada joint venture; (F) potential volatility in the price of Newmont Goldcorp’s common stock due to the integration and the Nevada joint venture; and (G) the diversion of management time on integration and transaction-related issues. For a more detailed discussion of risks and other factors that might impact future looking statements, see Newmont Goldcorp’s Annual Report on Form 10-K for the year ended December 31, 2018 as well as Newmont Goldcorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 under the heading “Risk Factors” available on the SEC website or www.newmontgoldcorp.com. Newmont Goldcorp does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contact
Jessica Largent	303.837.5484	jessica.largent@newmont.com

NEWMONT CLOSES DEBT OFFERING	NEWS RELEASE